Exhibit 10.4

EXECUTION DRAFT

ATLAS AIR WORLDWIDE HOLDINGS, INC.
BENEFITS PROGRAM FOR SENIOR EXECUTIVES

Amended and Restated as of July 1, 2019

This document describes the Atlas Air Worldwide Holdings, Inc. (“Holdings”) Benefits Program for Senior Executives (the “Benefits Program”), under which individuals employed and elected as Executive Vice Presidents (or more senior offices) of Holdings and certain of its operating subsidiaries, including Atlas Air, Inc. (“Atlas”), Polar Air Cargo Worldwide, Inc. (“Polar”) and Titan Aviation Leasing, Ltd. (“Titan”) (such individuals are hereinafter referred to as “Executives”) are eligible to participate.  This Benefits Program is effective as of July 1, 2019, and amends and restates the Atlas Air Worldwide Holdings, Inc. Benefits Program for Senior Executives dated January 1, 2015, as amended and restated as of January 1, 2018. For purposes of the Benefits Program, “Company” shall be defined as Holdings together with Atlas, and subject to confirmation of the Compensation Committee of the Board of Directors of Holdings, Polar, Titan, or any other operating subsidiary of Holdings.

Individuals employed and elected as Executive Vice Presidents (or more senior offices) of Holdings or Atlas are eligible to participate in the Benefits Program. Individuals employed and elected as Executive Vice Presidents (or more senior offices) of Polar, Titan, or any other operating subsidiary of Holdings may participate in the Benefits Program only if expressly approved for such participation by the Compensation Committee of the Board of Directors of Holdings.

All references in this document to the Compensation Committee or the Board of Directors refer to those bodies of Holdings. All references to the “Employer” are to the Company entity employing the Executive.

.I.   Annual Salary.

Each Executive will receive a base annual salary (“Base Annual Salary”) reviewed at least every other year for possible increases by the Compensation Committee. Included among other considerations in the annual review will be the Executive’s individual job performance. Increases, if any, shall be at the discretion of the Compensation Committee.

II.   Annual Bonus Plan.

Each Executive shall be eligible to participate in Holdings’ Annual Incentive Plan for Senior Executives or successor plan (the “Annual Incentive Plan”) at the Executive Vice President or higher level, as applicable. The Executive’s applicable annual bonus participation level will be set forth in the Annual Incentive Plan and will be awarded in consideration of individual and company performance based on performance goals and objectives determined by the Compensation Committee. A complete description of the effect of company and individual performance attainment on bonuses payable is described in the Annual Incentive Plan and any exhibits incorporated thereto (the “AIP Plan Document”). The AIP Plan Document is developed by the Compensation Committee and is subject to amendment from time to time with changes as adopted by the Compensation Committee or Board of Directors of Holdings, as applicable. Subject to the full language of the AIP Plan Document, attainment of company and individual performance in combination generally permits the Executive to earn a target bonus equal to at least 85% of Base Annual Salary for Executive Vice Presidents, 90% for Executive Vice Presidents of Holdings who also hold the title of President of Atlas or Chief Executive Officer of Titan and 100% for the

Chief Executive Officer of Holdings and Atlas as may be adjusted upward by the Compensation Committee. Company or individual performance attainment at levels below the applicable goals set forth in the AIP Plan Document may cause bonus payments to be in lesser percentage amounts, as applicable, of Base Annual Salary or result in no bonus being payable. Company and individual performance attainment at levels above the applicable goals may result in the bonus being greater percentage amounts as applicable, of Base Annual Salary. When the bonus payment reaches more than 85%, 90%, or 100%, as applicable, of Base Annual Salary, the Employer reserves the right to pay some or all of the portion of the bonus that is above 50% of Base Annual Salary in Holdings unrestricted common stock payable under the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan, as may be amended or superseded, or any successor plan, subject to the terms and conditions of such plan and any applicable award agreement issued in connection with such award of unrestricted Holdings stock. Any bonus paid to Executive under the Annual Incentive Plan will be paid no later than two weeks following the completion of the year-end audit for the applicable performance year, but in no event later than March 15 of the year following the applicable performance year unless otherwise provided in the Annual Incentive Plan.

III.Health Benefits.

Each Executive and each such Executive’s eligible dependents shall be entitled to participate in the medical, dental and vision care plans (the “Health Insurance Plans”) offered by the Employer, provided that the Executive and the Employer will each contribute to the Executive’s monthly premium as provided by such Health Insurance Plan, except following an Executive’s termination such Executive’s monthly premium charged under such plan shall be paid in the manner described in Section IV or Section V below, as applicable, subject to the terms and conditions of the applicable Health Insurance Plan. The Employer reserves the right to modify or discontinue any Health Insurance Plan at any time with the understanding that the Employer will comply in full measure with all applicable state and federal laws relating to employer-provided health care coverage, including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Patient Protection and Affordable Care Act of 2010, each as may be amended or superseded.

If an Executive enrolls in Medicare while actively employed and covered by the Health Insurance Plans, then the Health Insurance Plans will be primary and Medicare will be considered the secondary payer.

IV.Severance.

A. If an Executive’s employment is terminated (i) by the Employer for reasons other than Cause (as defined below), (ii) due to Executive’s Permanent Disability (as defined below), or (iii) by the Executive for Good Reason (as defined below), and subject, in each case, to the Executive’s execution of a release upon terms and conditions reasonably acceptable to the Employer and Executive (such acceptance not to be unreasonably withheld), which release must be presented to Executive, executed, no longer be subject to revocation, and become effective no later than the sixtieth (60th) day following the date of termination, then the Executive shall be entitled to:

(i) receive a severance payment equal to twenty-four (24) months of the Executive’s monthly Base Annual Salary, at the rate in effect on the date of termination, and except as otherwise required by Section XII below, all severance pay to which the Executive is entitled shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Employer for its executives (each such payment to be treated as a separate payment under Section 409A of the Internal Revenue Code), with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the later of the sixty-first (61st) day following the date of termination or the date specified in Section XII below (if applicable) (the “Lump-Sum Payment Date”);

(ii)provided Executive timely elects COBRA coverage for himself or herself and any eligible dependents and submits the applicable COBRA premium payments on a timely basis, reimbursement on an after-tax basis of the employer portion of COBRA premiums for a period of twelve (12) months from the date of termination; provided, however, that any such reimbursement shall cease in the event the Executive obtains comparable coverage in connection with subsequent employment or otherwise or becomes eligible for Medicare coverage; and

(iii) receive a payment with respect to an annual bonus award under the Annual Incentive Plan for the year in which such termination occurred, as may be provided under the AIP Plan Document and such payment shall be subject to all other terms and conditions of the AIP Plan Document under which the award was granted, including without limitation any provisions related to whether all required performance measures for the payment of an award have been satisfied and the provisions of the Annual Incentive Plan regarding the timing of payment of such award.

The above benefits are in addition to an Executive’s right to receive accrued but unused vacation pay through the date the employment period terminates, and all other benefits in which the Executive is vested pursuant to other plans and programs of the Company at the time of the Executive’s date of termination.

Upon the death of an Executive while severance payments are due to the Executive, the Executive’s personal representative shall be entitled to the unpaid severance payments described in this Section IV.A and the Executive’s spouse and eligible dependents, if any, shall be entitled to the health coverage described under this Section IV.A, except that the remaining severance payments under this Section IV.A shall be made in a lump sum within (10) days immediately following the Company’s receipt of notice of Executive’s death.

In the event that any of the above benefits as described could reasonably result in adverse tax or legal consequences to the Company, the Company will provide in good faith a reasonable equivalent to the affected benefit(s).

B.If an Executive’s employment is terminated by the Employer for Cause or if the Executive resigns for other than Good Reason, the Executive shall be entitled to receive only the Executive’s accrued but unpaid Base Annual Salary and accrued but unused vacation as of the date of termination.

C.“Good Reason” as used herein shall mean (i) a material reduction in the

Executive’s Base Annual Salary, percentage target bonus opportunity under the Annual Incentive Plan, or target long-term incentive award opportunity, in each case as then in effect, or other material benefits provided to officers of the Company, except where such reduction is part of a general reduction in salary or benefits by the Company, (ii) a material reduction in the Executive’s title or job responsibilities, or (iii) following a Change in Control of Holdings, an attempted relocation of the Executive to a position that is located greater than forty (40) miles from the location of such Executive’s most recent principal location of employment with the Company; provided, however, that the Executive will be treated as having resigned due to Good Reason only if he or she provides the Company with a notice of termination within ninety (90) days of the initial existence of one of the conditions described above, following which the Company shall have thirty (30) days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Executive must terminate his or her employment not later than thirty (30) days following the end of such cure period.

D.“Cause” as used herein shall mean (i) the Executive’s refusal or failure (other than during periods of illness or disability) to perform the Executive’s material duties and responsibilities to the Employer or Company, as applicable, (ii) the conviction or plea of guilty or nolo contendere of the Executive in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

E.“Permanent Disability” as used herein shall mean, in the Company’s sole determination, an Executive having been continuously disabled from performing the duties assigned to the Executive for a period of six (6) consecutive calendar months. Notwithstanding the foregoing, in the event that, as a result of an absence because of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, the Executive incurs an earlier “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as may be amended (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a result of Permanent Disability.

V.Continued Health Coverage.

A.Notwithstanding Section IV.A(ii) above, if an Executive has attained age fifty-five (55) and completed ten (10) years of service with an Employer and such Executive’s employment is terminated (i) by the Employer for reasons other than Cause, (ii) due to Executive’s Permanent Disability, (iii) by the Executive for Good Reason, or (iv) by reason of Executive’s Retirement (as defined below), the Executive and his or her eligible dependents, if any, will continue to be eligible to participate in the Health Insurance Plans until such Executive is Medicare eligible, subject to the terms and conditions of such Health Insurance Plans and this Section V (the “Continued Health Insurance Coverage”).

B.The Continued Health Insurance Coverage is available to the Executive so long as health coverage is not otherwise available to the Executive through another future employer or other company receiving services from the Executive.

C.The Continued Health Insurance Coverage will be available to the Executive’s dependents if, and only if, they meet the definition of an “eligible dependent” as that term, or other similar term, is defined under the applicable Health Insurance Plans.

D.The Executive (and his or her eligible dependents, if any) will be eligible to participate in the Health Insurance Plans on an after-tax “COBRA” basis, until the Executive becomes eligible for Medicare.

E.Except as otherwise provided in Section IV.A(ii) above or in an Executive’s individual employment agreement, the Company reserves the right to amend or terminate the Health Insurance Plans or the Continued Health Insurance Coverage described in this Section V, in any way and at any time, to the maximum extent permitted by law. No Executive or retiree (or any of his or her dependents) will have any vested rights to medical, dental, or vision coverage or benefits, except as may be required under applicable laws.

F.For purposes of this Benefits Program, “Retirement” shall mean a termination of an Executive’s employment by the Executive on or after such Executive (i) attains age fifty-five (55) and has completed ten (10) years of service with an Employer, and (ii) has given not less than three (3) months’ advanced written notice of such proposed Retirement to the then current Chief Executive Officer of Holdings or, in the event of a proposed Retirement of the then current Chief Executive Officer of Holdings such notice must be given to the Chairman of the Board of Directors of Holdings; provided, however, that if such Executive is terminated by his or her Employer for Cause after providing such advanced written notice, such termination shall not be considered a Retirement, as defined herein.

VI.Change in Control.

A.If, within the twelve-month period immediately following a Change in Control of Holdings (defined below), the Executive’s employment is terminated by the Employer for reasons other than Cause or if the Executive resigns for Good Reason, and subject to the Executive’s execution of a general release upon terms and conditions consistent with this Benefits Program and acceptable to the Employer and the Executive (such acceptance not to be unreasonably withheld), which release must be presented to Executive upon or promptly after termination of the Executive’s employment, fully executed, no longer subject to revocation, and become effective no later than the sixtieth (60th) day following the date on which the Executive’s employment terminates, then the Executive shall be entitled to the compensation and benefit coverage set forth in Section IV.A above, except that the severance payments in Section IV.A shall be in the form of a single lump-sum payment payable on the Lump-Sum Payment Date in an amount equal to thirty six (36) months of the Executive Vice President’s Base Annual Salary, as applicable.

B.If, within the six-month period immediately following a termination of the Executive’s employment by the Employer for reasons other than Cause or by the Executive for

Good Reason, a Change in Control of Holdings occurs, then, in addition to the payment set forth in Section IV.A above (which shall be paid in the manner specified in Section IV.A above), and subject to satisfaction by the Executive of the release requirements of Section IV.A above,  the Executive shall receive a lump-sum payment on the Lump-Sum Payment Date equal to twelve (12) months (in the case of an Executive Vice President) of the Executive’s Base Annual Salary, as applicable.

C.For purposes of this Benefits Program, “Change in Control of Holdings” shall mean the occurrence of any of the following:

(i)any “person” (as used herein, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof) or “group” (as used herein, as defined in Section 13(d) of the Exchange Act), acquires ownership or beneficial ownership of Holdings securities that, together with securities held by such person or group, constitutes more than 50% of the total fair market value of the issued and outstanding shares or the total voting power of Holdings;

(ii)any “person” or “group,” during the 12-month period ending on the date of the most recent acquisition by such “person” or “group” acquires ownership of Holdings securities that constitute 30% or more of the total fair market value of the issued and outstanding shares or the total voting power of Holdings;

(iii)the replacement of a majority of members of Holdings’ Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Holdings’ Board of Directors before the appointment or election;

(iv)the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from Holdings that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of Holdings; or

(v)the consummation of a complete liquidation or dissolution of Holdings.

For purposes of determining whether a Change in Control of Holdings has occurred (i) shares of Holdings received upon conversion of an option or warrant is considered to be an acquisition of shares of Holdings and (ii) in the event the persons who were beneficial owners of Holdings shares immediately prior to the consummation of a merger, share exchange, business combination or other similar corporate transaction continue to beneficially own, directly or indirectly, more than 50% of total fair market value of the issued and outstanding shares or the total voting power of Holdings (including a corporation or entity that, as a result of such transaction, owns Holdings or all or substantially all of Holdings’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such consummation of such transaction, such transaction shall not constitute a Change in Control of Holdings.

Notwithstanding anything to the contrary herein, with respect to any amounts payable hereunder that constitute deferred compensation for purposes of Section 409A, such payment or settlement may accelerate upon a Change in Control of Holdings for purposes of this Benefits Program only if such Change in Control of Holdings also constitutes a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) (it being understood that vesting of amounts payable hereunder may accelerate upon a Change in Control of Holdings, even if payment of such amounts may not accelerate pursuant to this sentence).

D.To the extent that any capitalized term defined in this Section VI conflicts or is otherwise inconsistent with any defined term set forth in any employment agreement, incentive program or other compensation or incentive arrangement which an Executive may be a party to with Holdings, Atlas, Polar or Titan, the meaning of the capitalized term as defined in this Section VI will govern.

VII.   Vacation.

Each Executive shall be entitled to at least four weeks of paid vacation per year, prorated for partial years of employment.

VIII.401(k) Plan, Annual Executive Physical and Other Benefits.

Each Executive shall be eligible to participate in the Employer’s 401(k) plan and any other pension or welfare plan generally available from time to time to Executives or other employees of the Employer, the latter as determined by the Compensation Committee, as well as an annual executive physical as administered by the Benefits Department.

IX.	Non-Competition

As a condition of employment and participation in this Benefits Program, each Executive shall execute a Non-Competition Agreement in a form approved by Holdings. The release referred to in Sections IV and V as a condition to the payments and benefits set forth respectively therein also shall contain non-competition and other Company deemed appropriate restrictive covenants.

X.Principal Residence

Each Executive shall be required to maintain his or her principal residence within reasonable commutable distance to the Purchase, New York area, except as may be otherwise expressly agreed in Section XI, below, based upon Employer’s specific business need.

XI. Variations from Benefits Program

Any variation from the provisions of this Benefits Program (whether by separate employment agreement otherwise) shall be effective only if such variation is contained in a writing provided to the affected Executive and signed by the Chief Executive Officer, President, General Counsel or Chief Human Resources Officer of Holdings; any variation in writing so signed shall be binding on the affected Executive, provided, however, that no such modification or amendment after the date on which the Executive’s employment has been terminated for reasons other than Cause, due to Permanent Disability, death or for Good Reason, after the occurrence of a Change in Control of Holdings or by reason of Retirement shall adversely affect an Executive’s entitlement to severance benefits under Sections IV, V or VI above.  Amendments to or restatements of this Benefits Program shall apply prospectively from the date of effectiveness; such amendments or restatements shall be binding on each Executive, provided, however, that no such modification or amendment after the date on which the Executive’s employment has been terminated for reasons other than Cause, due to Permanent Disability, death or for Good Reason, after the occurrence of a Change in Control of Holdings or by reason of Retirement shall adversely affect an Executive’s entitlement to severance benefits under Sections IV, V or VI above.  Notwithstanding the foregoing, any amendments, restatements, or variations to this Benefits Program must be approved by the Compensation Committee.

XII.   Section 409A

It is intended that the provisions of this Benefits Program comply with or are exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Benefit Program shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Notwithstanding anything to the contrary in this Benefits Program, if at the time of an Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Benefits Program on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by Holdings in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

For purposes of this Benefits Program, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Holdings to be a specified employee under Treasury regulation Section 1.409A-1(i).

Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the Executive’s benefit under this Benefits Program may not be reduced by, or offset against, any amount owing by the Executive to the Company. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to the Executive under this Benefits Program during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Benefits Program in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treasury regulation Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to the Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

Each payment made under this Benefits Program shall be treated as a separate payment and the right to a series of installment payments under this Benefits Program is to be treated as a right to a series of separate payments.

In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Benefits Program to comply with, or be exempt from, the requirements of Section 409A.

XIII.Section 280G of the Code.

Notwithstanding any other provision in this Benefit Program or any other agreement, contract, or understanding entered into by the Executive with Holdings, the Company, the Employer or any of their subsidiaries, in the event that it is determined by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by Holdings (the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Holdings, the Company, the Employer or any of their subsidiaries to or for the Executive’s benefit under this Benefits Program or any other formal or informal plan or other arrangement, contract or understanding (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section XIII would be payable to the Executive, exceeds the greatest amount of Parachute Payments that could be paid to the Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Executive shall not exceed the amount which produces the greatest after-tax benefit to the Executive after taking into account any Excise Tax to be payable by the Executive.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Accountant’s determination.

XIV.Conflict with Benefits Program

In the event there is any conflict or inconsistency between the terms and conditions of this Benefits Program and those set forth in any employment agreement, incentive program or other arrangement which an Executive may be a party to with Holdings, Atlas,

Polar or Titan, the terms and conditions of such other employment agreement, incentive program or other arrangement shall govern and control.

XV.Administration

This Benefits Program may be amended, suspended or terminated by the Compensation Committee of the Board of Directors of Holdings at any time or from time to time; provided, however, that no such amendment, suspension or termination of this Benefits Program shall affect the terms and conditions of the Annual Incentive Plan, as may be amended, the Holdings 2018 Incentive Plan, as may be amended, any employment agreement, or any incentive program, each of which shall be governed by its terms and conditions.